SHARE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 2014

AMONG:

FUHUIYUAN INTERNATIONAL HOLDINGS LIMITED. a State of
Nevada corporation having its executive officer at Suite 204, 15615 102
Avenue, Edmonton, Alberta Canada.

(“Pubco”)

AND:

KWEST INVESTMENTS & DEVELOPMENT INC., an Alberta
corporation with an office at Suite 204, 15615 102 Avenue, Edmonton,
Alberta, Canada.

 (“Subco”)

AND:

THE UNDERSIGNED SUBCOPURCHASERS AS LISTED ON
SCHEDULE 1 ATTACHED HERETO

(the “Purchasers”)

WHEREAS:

A.	Pubco is the registered and beneficial owners of 100% of the issued and outstanding securities in the capital stock of Subco; and

B.	The Purchasers wish to purchase, and Pubco wishes to sell, 100% of the issued and outstanding securities in the capital stock of Subco.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	DEFINITIONS

1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)

“Closing” shall mean the completion of the Transaction, in accordance with Section 6 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)

“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 9.6 following the satisfaction or waiver by Pubco and the Purchasers of the conditions precedent set out in Sections 5.1 and 5.2 respectively;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(f)

“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(g)	“Purchase Price” shall mean one hundred United States Dollars (USD$100) payable in cash or by cheque.

(h)	“Subco Shares” shall mean the 200 common shares of Subco held by Pubco, being 100% of the issued and outstanding securities of Subco;

(i)	“Pubco Shares” shall mean the 3,000,000 fully paid and non-assessable common shares of Pubco held by the Purchasers as set out in Schedule 1 hereto, to be tendered to Pubco upon the Closing.

(j)	“SEC” shall mean the Securities and Exchange Commission;

(k)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;

(l)

“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(m)	“Transaction” shall mean the purchase of the Subco Shares by the Purchasers from Priveco in consideration of the Purchase Price and the delivery of the Pubco Shares.

1.2	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Purchasers
Schedule 2	–	Bill of Sale
Schedule 3	–	Directors and Officers of Subco
Schedule 4	–	Subco Material Contracts

1.3	Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.	THE OFFER, PURCHASE AND SALE OF SHARES

2.1

Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Pubco hereby covenants and agrees to sell, assign and transfer to the Purchasers, and the Purchasers hereby covenant and agree to purchase from Pubco all of the Subco Shares held by Pubco.

2.2

Consideration. As consideration for the sale of the Subco Shares by Pubco o the Purchasers , the Purchasers shall tender to Pubco upon or prior to the Closing (i) the Purchase Price and (ii) certificates representing the Pubco Shares delivered in accordance with below Section 2.3.

2.3

Procedure for delivery of Pubco Shares. Each Purchaser shall tender his, her or its certificate representing the Pubco Shares by delivering such certificate to Pubco duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to cancel the Pubco Shares. .

2.4

Procedure for Delivery of Subco Shares. Pubco shall transfer to the Purchasers or their nominees the Subco Shares (in un-certificated form) in the amount set out opposite each Purchasers name in Schedule 1. The transfer shall be effected by execution and delivery of a bill of sale in the form attached hereto as Schedule 2.

3.	REPRESENTATIONS AND WARRANTIES OF PUBCO

Subco and Pubco, jointly and severally, represent and warrant to the Purchasers in connection with the execution, delivery and performance of this Agreement, as follows:

3.1

Organization and Good Standing. Subco is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Subco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Subco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Subco taken as a whole.

3.2

Authority. Each Pubco and Subco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco or Subco and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.

3.3

Capitalization of Subco. The entire authorized capital stock and other equity securities of Subco consists of 200 common shares with a price of CDN$1.00 per share (the “Subco Common Stock”) and no preference shares. As of the date of this Agreement, there are 200 shares of Subco Common Stock issued and outstanding. All of the issued and outstanding shares of Subco Common Stock have been duly authorized, are validly issued, were not issued in violation of, or subject to, any pre-emptive rights and are fully paid and non- assessable, the whole in full compliance with the laws of the Province of Alberta. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Subco to issue any additional common shares of Subco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Subco any common shares of Subco Common Stock. There are no agreements purporting to restrict the transfer of the Subco Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Subco Common Stock.

3.4

Title and Authority of Pubco. Pubco is and will be, immediately prior to the Closing, the registered and beneficial owner of and will have good and marketable title to all of the Subco Common Stock held by it and will hold such free and clear of all liens, charges and encumbrances whatsoever.

3.5	Directors and Officers of Subco. The duly elected or appointed directors and the duly appointed officers of Subco are as set out in Schedule 3.

3.6

Actions and Proceedings. To the best knowledge of Pubco and Subco, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Subco, any of its subsidiaries or which involves any of the business, or the properties or assets of Subco or any of its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Subco and its subsidiaries taken as a whole (a “Subco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Subco Material Adverse Effect.

3.7

Absence of Undisclosed Liabilities. Neither Subco nor any of its subsidiaries has any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, unless otherwise disclosed to the Purchasers.

3.8

Material Contracts. Schedule 4 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Subco or any of its subsidiaries is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by Subco or any of its subsidiaries under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Subco or any of its subsidiaries. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.9	Certain Transactions. Subco is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.10

Completeness of Disclosure. No representation or warranty by Pubco or Subco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to the Purchasers pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

Notwithstanding section 9.1 hereof, the representations and warranties contained in this Section 3 shall survive the Closing indefinitely.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers jointly and severally represent and warrant to Pubco in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco as follows:

4.1

Title and Authority of the Purchasers. Each Purchaser is and will be immediately prior to the Closing, the registered and beneficial owner, of and will have good and marketable title to all of the Pubco Shares held by him, her or it and will hold such free and clear of all liens, charges and encumbrances whatsoever. Each of the Selling Shareholders has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer to Pubco the registered, legal and beneficial title and ownership of the Pubco Common Stock held by it.

5.	CLOSING CONDITIONS

5.1

Conditions Precedent to Closing by Pubco. The obligation of Pubco to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 9.6. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Pubco and may be waived by Pubco in its sole discretion.

(a)

Representations and Warranties. The representations and warranties of Subco and the Selling Shareholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)

Performance. All of the covenants and obligations that the Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the Subco Documents, and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Pubco, will have been executed and delivered to Pubco.

	(d)	No Action. No suit, action, or proceeding will be pending or threatened which would:

		(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

		(ii)	cause the Transaction to be rescinded following consummation.

5.2

Conditions Precedent to Closing by the Purchasers. The obligation of the Purchasers to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 9.6. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Purchasers and may be waived by Subco and the Selling Shareholders in their discretion.

(a)

Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)

Performance. All of the covenants and obligations that Pubco is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Pubco must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	No Material Adverse Change. No Subco Material Adverse Effect will have occurred since the date of this Agreement.

(d)

No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

	(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

	(ii)	cause the Transaction to be rescinded following consummation.

(e)	Outstanding Shares. On the Closing Date, the issued and outstanding capital stock of Subco shall consist of 200 Subco Common Shares.

5.3

Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

5.4

Conduct of Subco and Pubco Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that the Purchasers otherwise consents in writing, Subco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that the Purchasers otherwise consents in writing, Subco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

5.5

Certain Acts Prohibited – Subco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Subco will not, without the prior written consent of the Purchasers:

(a)	amend its Certificate of Incorporation, Articles of Incorporation or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Subco except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Subco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Subco Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Subco Common Stock, or

(ii)	split, combine or reclassify any Subco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Subco Common Stock; or

(f)

materially increase benefits or compensation expenses of Subco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

5.6

Public Announcements. The Purchasers each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of Pubco, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with Pubco and seeking their reasonable consent to such announcement.

5.7	Liabilities. Upon the Closing, all payables and liabilities between Pubco and Subco will be written off by each party and become null.

6.	CLOSING

6.1

Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Pubco or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Subco and Pubco, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.	TERMINATION

7.1	Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

	(a)	mutual agreement of the parties;

(b)

Pubco, if there has been a material breach by the Purchasers of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchasersthat is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by the Purchasers that by its nature cannot be cured);

(c)

The Purchasers, if there has been a material breach by Pubco or Subco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco or Subco that is not cured by the breaching party, to the reasonable satisfaction of the Purchasers, within ten business days after notice of such breach is given by the Purchasers (except that no cure period will be provided for a breach by Pubco or Subco that by its nature cannot be cured);

(d)

Pubco, Subco, or the Purchasers, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

7.2

Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

8.	INDEMNIFICATION, REMEDIES, SURVIVAL

8.1

Certain Definitions. For the purposes of this Article 8, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or the Purchasers, including damages for lost profits or lost business opportunities.

8.2

Agreement of Pubco to Indemnify. Pubco will indemnify, defend, and hold harmless, to the full extent of the law, the Purchasers from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchasers by reason of, resulting from, based upon or arising out of:

(a)

the breach by Pubco or Subco of any representation or warranty of Pubco or Subco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Subco or Pubco of any covenant or agreement of Pubco or Subco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

8.3

Agreement of the Purchasers to Indemnify. The Purchasers will jointly and severally indemnify, defend, and hold harmless, to the full extent of the law, Pubco from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco or Subco by reason of, resulting from, based upon or arising out of:

(a)

the breach by the Purchasers of any representation or warranty of the Purchasers contained in or made pursuant to this Agreement, any document or any certificate or other instrument delivered by the Purchasers pursuant to this Agreement; or

(b)

the breach or partial breach by the Purchasers of any covenant or agreement of the Purchasers made in or pursuant to this Agreement, any document or any certificate or other instrument delivered by the Purchasers pursuant to this Agreement.

9.	MISCELLANEOUS PROVISIONS

9.1

Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one year after the Closing Date.

9.2

Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

9.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

9.4

Expenses. Pubco will bear all costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, legal and accountants.

9.5

Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

9.6

Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

9.7	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

9.9	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

9.10	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

9.11

Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

9.12	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

9.13

Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of Nevada, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

9.14

Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.15	Fax and PDF Execution. This Agreement may be executed by delivery of executed signature pages by fax or PDF document via Email and such execution will be effective for all purposes.

9.16	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

[THIS PART LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

FUHUIYUAN INTERNATIONAL HOLDINGS LIMITED.

Per: /s/ Stolfin Wong
        Name: Stolfin Wong
        Title: President and Director

KWEST INVESTMENTS & DEVELOPMENT INC.

Per: /s/ Eric Lo
        Name: Eric Lo
        Title: Director

/s/ Stolfin Wong
Stolfin Wong

/s/ Eric Lo
Eric Lo

/s/ Hon Ming Tony Wong
Hon Ming Tony Wong

/s/ Willie Chan
Willie Chan

SCHEDULE 1

THE PURCHASERS/ALLOCATION OF SHARES

Name	Number of Pubco Shares to be tendered to Pubco	Total Number of Subco Shares to be transfered by Pubco on Closing
Hon Ming Tony Wong	1,000,000	66.66
Stolfin Wong	1,000,000	66.66
Eric Lo	500,000	33.34
Willie Chan	500,000	33.34

SCHEDULE 2

BILL OF SALE

TO:	HON MING TONY WONG, STOLFIN WONG, ERIC LO AND WILLIE
CHAN______________________________ (the “Purchaser”)

FROM:	FUHUIYUAN INTERNATIONAL HOLDINGS LIMITED. a State of Nevada
corporation having its executive officer at Suite 204, 15615 102 Avenue,
Edmonton, Alberta, Canada. (the “Vendor”)

     For good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the undersigned), the Vendor hereby assigns, sets over, conveys and transfers to the Purchaser all of its right, title and interest in and to 200 shares of common stock of KWEST INVESTMENTS & DEVELOPMENT INC., an Alberta corporation (the “Subject Shares”), and all right, title, property and claim whatsoever in respect thereof.

     TO HOLD the said Subject Shares and every part thereof, and all the right, title and interest of the Vendor therein and thereto, unto and to the use of the Purchaser.

     AND the Vendor does hereby, covenant, promise and agree with the Purchaser: THAT the Vendor is now rightfully and absolutely possessed of and entitled to the said Subject Shares and every part thereof; AND that the Vendor now has good right to assign the same unto the Purchaser, and according to the true intent and meaning of this Bill of Sale; AND that the Purchaser, shall and may from time to time, and at all times hereafter, peaceably and quietly have, hold, possess, and enjoy the said Subject Shares and every part thereof, to and for its own use and benefit, without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Vendor or any person or persons whomsoever; AND that the said Subject Shares are free and clear from all encumbrances.

     IT IS AGREED that this Bill of Sale and everything herein contained shall enure to the benefit of and be binding upon the executors, administrators and assigns or successors and assigns of the parties hereto respectively.

     The undersigned hereby agrees to execute such further documents, transfers, assignments, conveyances, consents and assurances as may be necessary to give full effect to the transactions referred to herein.

DATED as of the 17th day of January, 2014.

FUHUIYUAN INTERNATIONAL HOLDINGS LIMITED.

Per:
      /s/ Stolfin Wong

      Name: Stolfin Wong

      Title: President and Director

SCHEDULE 3

TO THE SHARE EXCHANGE AGREEMENT AMONG
FUHUIYUAN INTERNATIONAL HOLDINGS LIMITED, FUHUIYUAN INTERNATIONAL GROUP
(HOLDINGS) LIMITED. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE
SHARE EXCHANGE AGREEMENT

DIRECTORS AND OFFICERS OF SUBCO

Directors:

1.	Willie Chan

2.	Eric Lo

Officers:

1.	Willie Chan – President

2.	Eric Lo — Secretary

SCHEDULE 4

SUBCO MATERIAL CONTRACTS

Land Sale and management Agreement with Kimura Lake – April 30, 2009

Land Sale Contract with Kimura Lake – 2009

Land Sale Contract Addendum with Kmura Kake – June 15, 2009